Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 29, 2006, with respect to the consolidated financial statements of Activant Solutions Inc. and Activant Solutions Holdings, Inc. included in Amendment No. 1 to the Registration Statement on Form S-4 of Activant Solutions Inc. for the registration of $175,000,000 of its 9.5% Senior Subordinated Notes due 2016.
Austin, Texas
January 5, 2007

/s/ Ernst & Young LLP